Exhibit 10.1

YUHE INTERNATIONAL, INC.

FORM OF STOCK OPTION AGREEMENT

I.	NOTICE OF STOCK OPTION GRANT

Name:	[to be inserted] (the “Optionee”)

Address:	301 Hailong Street, Hanting District, Weifang, Shandong Province, the People’s Republic of China

You have been granted a nonstatutory stock option (the “Option”) to purchase common stock of Yuhe International, Inc. (the “Company”) (the “Common Stock”), subject to the terms and conditions of this Stock Option Agreement (the “Agreement”), as described below:-

Grant Number

Date of Grant

Vesting Commencement Date

Exercise Price per Share	$

Total Number of Shares Granted

Total Exercise Price	$

Term/Expiration Date:

Vesting Schedule: Subject to Optionee’s continued service with the Company through the vesting period, the Option will vest and become exercisable in equal installments on each of the first three anniversaries of the grant date, so that if the Optionee is still serving as the [to be inserted] of the Company on the third anniversary of the grant date, the Optionee will be fully vested in the Option by that date.

Termination Period: The Option will expire, and this Option may not be exercise (even as to vested shares) on the fifth anniversary of the grant date (or earlier if Optionee’s service with the Company terminates prior to that date) or after the date on which the Option terminates by virtue of Change of Control (as defined in the Agreement attached hereto).

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Agreement, including this Notice of Grant, all as set forth herein.

OPTIONEE:	YUHE INTERNATIONAL, INC.

Signature	By

Print Name:	Title

II.	AGREEMENT

A.	Definitions

(a) “Applicable Laws” means any national, federal, state or local law, statute, rule, regulation, ordinance, order, decree, directive, requirement, code, notice or rule of common law, now or in the future in effect, and in each case as amended or re-enacted from time to time, and legislation supplemental to it, and any judicial or administrative interpretation of it by a governmental authority or otherwise, including any judicial or administrative order, determination, consent, decree or judgment applicable to or having jurisdiction over, as the context requires, the Option and any other matters that are subject to this Agreement and “Applicable Laws” shall be construed accordingly.

(b) “Cause” for termination of Optionee’s employment will exist if Optionee is terminated by the Company for any of the following reasons: (i) Optionee’s willful failure substantially to perform his duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Optionee’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Optionee of any proprietary information or trade secrets of the Company or any other party to whom Optionee owes an obligation of nondisclosure as a result of his relationship with the Company; or (iv) Optionee’s willful breach of any of his obligations under any written agreement or covenant with the Company. The determination as to whether Optionee is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on Optionee.

(c) “Change of Control” means, unless such term or an equivalent term is otherwise defined with respect to an Option by the Company’s written contract of employment or service, the occurrence of any of the following:

(i) any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction),

(ii) the sale of all or substantially all of the Company's assets to any other person or entity (other than a wholly-owned subsidiary),

(iii) the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended),

(iv) the dissolution or liquidation of the Company,

(v) a contested election of the Company’s Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees (the “Incumbent Directors”) cease to constitute a majority of the Company’s Board of Directors; provided however that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new Director shall be considered as an Incumbent Director, or

(vi) any other event specified by the Company’s Board or Compensation Committee, regardless of whether at the time the Option is granted or thereafter.

(d) “Fair Market Value” means, as of any date, the value of a share of Common Stock determined by the Administrator in good faith using a reasonable application of a reasonable valuation method without regard to any restriction other than a restriction which, by its terms, will never lapse. Whenever possible and if relevant, the determination of Fair Market Value shall be based upon the closing price for the Shares as reported in the Wall Street Journal for the applicable date.

B.	Grant of Option.

The administrator hereby grants to Optionee named in the Notice of Stock Option Grant (the “Notice”) attached as Part I of this Agreement the Option to purchase the number of shares of Common Stock (the “Shares”), as set forth in the Notice, at the exercise price per Share set forth in the Notice (the “Exercise Price”). The Company’s Compensation Committee shall be the administrator (the “Administrator”) of this Option and its good faith determinations with regard to this Option, the Notice, and this Agreement shall be final and binding on all parties.

C.	Exercise of Option.

(a)  Right to Exercise. This Option is exercisable during its term with respect to vested Shares in accordance with the Vesting Schedule set out in the Notice and the applicable provisions of this Agreement. No Shares will be issued, and the Company will have no liability for the failure to issue Shares, pursuant to the exercise of this Option unless such issuance and exercise comply with all Applicable Laws. Assuming such compliance, for income tax purposes the exercised Shares will be considered transferred to Optionee on the date the Option is exercised with respect to such exercised Shares.

(b) Method of Exercise. This Option is exercisable through E*Trade Financial by contacting E*Trade Financial online at www.etrade.com or by phone at 1-800-838-0908, and following E*Trade Financial’s procedures as well as through any other means that may be designated by the Company from time to time (such applicable notice procedure is referred to as the “Exercise Notice”). The Exercise Notice will be delivered as so specified and accompanied by payment of the aggregate Exercise Price in a manner consistent with Section II.D. below, as to all vested Shares in respect of which the Option is being exercised (the “Exercised Shares”) together with any applicable withholding taxes. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and applicable withholding taxes.

D.	Method of Payment.

Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Optionee:

1. cash, check or wire transfer;

2. consideration received by the Company under a cashless, brokered exercise program permitted by the Company in connection with its stock option programs; or

3. surrender of vested shares of Common Stock (or by attestation) which have been owned by you and have not been subject to substantial risk of forfeiture for a reasonable period of time as may be necessary to avoid liability accounting treatment and having an aggregate Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

E.	Change of Control.

 In the event there is a Change of Control, as determined by the Board or the Compensation Committee, the Administrator may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, the Option; (ii) accelerate the vesting of the Option; and/or (iii) provide for termination of the Option as a result of the Change of Control on such terms and conditions as it deems appropriate, including providing for the cancellation of the Option for a cash payment to Optionee.

F.	Termination of Employment.

Following the date of termination of Optionee’s employment with the Company for any reason (the “Termination Date”), Optionee may exercise the Option only as set forth in the Notice and this Section F. In the event of termination of Optionee’s employment other than as a result of Optionee’s disability or death or for Cause, Optionee may, to the extent Optionee is vested in the Exercised Shares at the Termination Date, exercise the Option for 90 days after termination (but in no event later than the Expiration Date set forth in the Notice). In the event of termination of Optionee’s employment with the Company as a result of Optionee’s disability, Optionee may, but only within twelve months from the Termination Date, exercise the Option to the extent Optionee was vested in the Exercised Shares as of the Termination Date. In the event of the death of Optionee during the term of the Option and while an employee of the Company, the Option may be exercised at any time within twelve months following the date of death by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent Optionee was vested in the Option as of the Termination Date. In the event Optionee’s employment with the Company is terminated for Cause, the Option shall terminate immediately upon such termination for Cause. In the event Optionee’s employment with the Company is suspended pending investigation of whether such relationship shall be terminated for Cause, all Optionee’s rights under the Option, including the right to exercise the Option, shall be suspended during the investigation period. To the extent that Optionee is not entitled to exercise the Option as of the Termination Date, or if Optionee does not exercise the Option within the periods set forth above, the Option shall terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.

G.	Non-Transferability of Option.

This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Agreement will be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

H.	Term of Option.

          This Option may be exercised only within the term set out in the Notice, and may be exercised during such term only in accordance with the terms of this Agreement.

I.	Adjustments.

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, shall proportionately adjust the number and class of Shares that may be delivered under this Agreement and the per Share Exercise Price applicable hereto. The Administrator’s determinations with regard to any such adjustment shall be final and binding on all parties.

J.	Tax Obligations.

By Optionee’s acceptance: Optionee agrees to make appropriate arrangements with the Company for the satisfaction of all applicable federal, state, and local income and employment tax withholding requirements applicable to the Option, including upon exercise thereof. Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not satisfied in a manner permitted hereunder at the time of exercise.

Optionee may satisfy such tax withholding obligation, in whole or in part by any one or more of the following or any combination of the following: (a) paying cash to the Company (including through the Company’s withholding on or in advance of the exercise date from cash compensation amounts otherwise owed to Optionee), (b) electing to have the Company withhold Shares otherwise deliverable upon exercise of the Option which Shares have an aggregate Fair Market Value that does not exceed the minimum required statutory withholding amount, (c) delivering (or attesting) to the Company other Shares which have been owned by Optionee and have not been subject to substantial risk of forfeiture for a reasonable period of time as may be necessary to avoid liability accounting treatment and that have an aggregate Fair Market Value that does not exceed the minimum required statutory withholding amount or (d) pursuant to a cashless exercise program. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld in a manner consistent with the Administrator’s determination of Fair Market Value with respect to options granted under the Agreement.

In addition, Optionee agrees that he is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply with respect to the Option.

Optionee understands that the per share “Exercise Price” for the Shares is intended to be at least equal to the fair market value of the Company’s Common Stock at the date of grant and that the Company has attempted in good faith to make the fair market value determination in compliance with applicable tax law although there can be no certainty that the IRS will agree. Optionee understands that if the IRS does not agree and asserts that the fair market value at the time of grant is higher than the Exercise Price, the IRS could seek to impose greater taxes on Optionee, including interest and penalties under Internal Revenue Code Section 409A.

K.	Entire Agreement; Governing Law.

          The Option is governed under the rules and in the manner specified in the Notice and in this Agreement, which constitute the entire agreement between the parties with respect hereto and, except as specifically set forth herein, supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof. The Notice and this Agreement are governed by the internal substantive laws, but not the choice of law rules, of Nevada.